Exhibit 99.1

AMERICAN RENAL ASSOCIATES ANNOUNCES FIRST QUARTER 2012 RESULTS

Beverly, Massachusetts (May 10, 2012) – American Renal Associates Holdings, Inc., and its subsidiary American Renal Holdings Inc. announced results today for the quarter ended March 31, 2012. Financial and operating highlights include:

•	Revenues – Patient service operating revenues for the three months ended March 31, 2012 were $97.2 million as compared to $84.7 million for the same period in 2011.

•	Adjusted EBITDA(1) – Adjusted EBITDA for the three months ended March 31, 2012 was $17.7 million. This compares to Adjusted EBITDA for the three months ended March 31, 2011 of $14.3 million.

•

Center Activity – As of March 31, 2012, we provided services at 112 outpatient dialysis centers serving 7,648 patients. During the first quarter of 2012, we acquired 1 center, opened 4 de novo centers and closed 1 center.

•

Volume – Total treatments for the first quarter of 2012 were 275,642 or 3,534 treatments per day, representing a per day increase of 11.9% over the first quarter of 2011. Non-acquired treatment growth was 10.9% in the first quarter.

American Renal Associates will hold a conference call to discuss its results for the first quarter ended March 31, 2012 today at 5:00 p.m. Eastern Time. The live call can be accessed by dialing either 1-877-407-8029 or 201-689-8029.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, the accuracy of which is necessarily subject to risks and uncertainties. These statements are not historical in nature and use words such as “anticipate”, “estimate”, “expect”, “project”, “intend”, “forecast”, “plan”, “believe”, and other words of similar meaning in connection with any discussion of future operating or financial performance. Many factors may cause actual results to differ materially from anticipated results including product developments, sales efforts, income tax matters, the outcomes of contingencies such as legal proceedings, and other economic, business, competitive and regulatory factors. We undertake no obligation to update our forward-looking statements.

(1)	This press release includes Adjusted EBITDA and Adjusted EBITDA including noncontrolling interests, all of which are not financial measures defined by Generally Accepted Accounting Principles (GAAP). See Reconciliation of Non-GAAP Financial Measures section at the end of this press release for the definitions of these measures as well as their reconciliations to net income.

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About American Renal Associates

American Renal Associates Holdings, Inc. is the parent of American Renal Holdings Inc. and American Renal Associates LLC (“ARA”) and is a leading owner and provider of outpatient kidney dialysis facilities operating facilities in partnership with nephrologists throughout the United States. The Company’s unique operating philosophy merges physician autonomy, leading edge patient care and financial partnership between the nephrologists and ARA. Consequently, ARA has become one of the largest providers of outpatient kidney dialysis services in the nation with 112 owned facilities as of March 31, 2012 which are located in 19 states and the District of Columbia. For more information, visit www.americanrenal.com.

Contact:

Jonathan Wilcox

Chief Financial Officer

978-922-3080 ext. 385

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American Renal Associates Holdings, Inc.

Consolidated Statements of Operations

(unaudited and in thousands)

	Three Months Ended March 31, 2012	Three Months Ended March 31, 2011

Patient service operating revenues	$97,164	$84,668
Less: Provision for uncollectible accounts	(887)	(1,264)

Net patient service operating revenues	96,277	83,404

Operating expenses:
Patient care costs	58,079	54,280
General and administrative	10,431	10,388
Merger and transaction-related costs	—	36
Depreciation and amortization	4,778	4,349

Total operating expenses	73,288	69,053

Operating Income	22,989	14,351

Interest expense, net	(9,995)	(7,041)

Income before income taxes	12,994	7,310

Income tax expense (benefit)	970	(95)

Net income	12,024	7,405

Less: Net income attributable to noncontrolling interests	(10,629)	(7,549)

Net income (loss) attributable to ARAH	$1,395	$(144)

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American Renal Associates Holdings, Inc.

Condensed Consolidated Balance Sheets

(unaudited and in thousands)

	March 31, 2012	December 31, 2011

Assets
Cash	$41,727	$36,774
Patient accounts receivable, net	56,448	56,027
Income tax receivable	1,322	1,322
Inventories, prepaid expenses and other current assets	16,203	15,101

Total current assets	115,700	109,224

Property and equipment, net	74,747	72,416
Deferred financing costs, net	4,737	4,962
Intangible assets, net	35,462	35,416
Other long-term assets	2,111	1,734
Goodwill	512,062	504,045

Total assets	$744,819	$727,797

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$57,168	$52,682
Amount due to sellers	2,192	2,192
Current portion of long-term debt	2,738	2,662
Current portion of capital lease obligations	52	51

Total current liabilities	62,150	57,587

Long-term debt, less current portion	395,870	391,084
Capital lease obligations, less current portion	98	111
Other long-term liabilities	3,129	3,362
Deferred tax liabilities	16,233	16,233
Noncontrolling interests subject to put provisions	48,219	47,492
Total equity	219,120	211,928

Total liabilities & equity	$744,819	$727,797

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American Renal Associates Holdings, Inc.

Supplemental Business Metrics

(unaudited)

	Three Months Ended March 31, 2012	Three Months Ended December 31, 2011	Three Months Ended March 31, 2011
Volume
Treatments	275,642	266,313	243,238
Number of treatment days	78	79	77
Treatments per day	3,534	3,371	3,159
Non-acquired growth year over year	10.9%	11.3%	14.3%

Revenue
Patient service operating revenues (in thousands)	$97,164	$93,106	$84,668
Patient service operating revenues per treatment	$352.50	$349.61	$348.09
Per treatment (decrease) increase from previous quarter	$2.89	$(5.46)	$4.14

Provision for uncollectible accounts
As a % of patient service operating revenues	0.9%	0.7%	1.5%

Expenses
Patient care costs
Amount (in thousands)	$58,079	$54,539	$54,280
As a % of patient service operating revenues	59.8%	58.6%	64.1%
Per treatment	$210.70	$204.79	$223.16
Per treatment increase (decrease) from previous quarter	$5.91	$(5.66)	$3.91

General and administrative expenses
Amount (in thousands)	$10,431	$9,908	$10,388
As a % of patient service operating revenues	10.7%	10.6%	12.3%
Per treatment	$37.84	$37.20	$42.71
Per treatment increase (decrease) from previous quarter	$0.64	$0.03	$11.11

Adjusted EBITDA
Adjusted EBITDA including noncontrolling interests (in thousands)	$28,301	$28,376	$21,875
Adjusted EBITDA (in thousands)	$17,672	$18,032	$14,326

Accounts receivable DSO (days)	53	54	62

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American Renal Associates Holdings, Inc.

Reconciliation of Non-GAAP Financial Measures:

(unaudited and in thousands)

To supplement our consolidated financial statements prepared in accordance with GAAP, we use the following measures defined as Non-GAAP measures by the SEC: Adjusted EBITDA (including noncontrolling interests) and Adjusted EBITDA. Adjusted EBITDA is defined as net income attributable to ARAH before income taxes, interest expense, depreciation and amortization, and we further adjust for other non-cash charges and non-recurring charges. We believe this information is useful for evaluating our business and understanding our operating performance in a manner similar to management. We believe Adjusted EBITDA is helpful in highlighting trends because Adjusted EBITDA excludes the results of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. In addition, we present Adjusted EBITDA because it is one of the components used in the calculations under the covenants contained in our revolving credit facility. Adjusted EBITDA is not a measure of operating performance computed in accordance with GAAP and should not be considered as a substitute for operating income, net income, cash flows from operations, or other statement of income or cash flow data prepared in conformity with GAAP, or as measures of profitability or liquidity. In addition, Adjusted EBITDA may not be comparable to similarly titled measures for other companies. Adjusted EBITDA may not be indicative of historical operating results, and we do not mean for it to be predictive of future results of operations or cash flows. Adjusted EBITDA has limitations as an analytical tool, and you should not consider this item in isolation, or as a substitute for an analysis of our results as reported under GAAP. Some of these limitations are that Adjusted EBITDA:

•	does not include interest expense – as we have borrowed money for general corporate purposes, interest expense is a necessary element of our costs and ability to generate profits and cash flows;

•

does not include depreciation and amortization – because construction and operation of our dialysis clinics requires significant capital expenditures, depreciation and amortization are a necessary element of our costs and ability to generate profits;

•	does not include stock-based compensation expense;

•	does not reflect changes in, or cash requirements for, our working capital needs; and

•	does not include certain income tax payments that represent a reduction in cash available to us.

The following table presents the reconciliation from net income to Adjusted EBITDA for the periods indicated:

	Three Months Ended March 31, 2012	Three Months Ended December 31, 2011	Three Months Ended March 31, 2011
Reconciliation of Net income to Adjusted EBITDA:

Net income	$12,024	$10,728	$7,405
Interest expense, net	9,995	9,860	7,041
Income tax expense	970	2,588	(95)
Depreciation and amortization	4,778	4,643	4,349
Merger and transaction-related costs	—	154	36
Stock-based compensation	220	230	2,968
Management fee	314	173	171

Adjusted EBITDA (including noncontrolling interests)	$28,301	$28,376	$21,875
Less: Net income attributable to noncontrolling interests	(10,629)	(10,344)	(7,549)

Adjusted EBITDA	$17,672	$18,032	$14,326

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American Renal Associates Holdings, Inc.

Supplemental Information

(unaudited and in thousands)

The following tables present our selected consolidating financial information, for American Renal Associates Holdings, Inc. (ARAH) and American Renal Holdings Inc. (ARH) which you should read in conjunction with our condensed consolidated financials.

	For the Three Months Ended March 31, 2012			For the Three Months Ended March 31, 2011
	ARAH	ARH	Total	ARAH	ARH	Total
Interest expense, net	($4,126)	($5,869)	($9,995)	($1,291)	($5,750)	($7,041)
Income tax (benefit) expense	(1,699)	2,669	970	(513)	418	(95)

	As of March 31, 2012			As of December 31, 2011
	ARAH	ARH	Total	ARAH	ARH	Total
Assets
Cash	$4,638	$37,089	$41,727	$4,638	$32,136	$36,774
Deferred financing costs, net	576	4,161	4,737	611	4,351	4,962
Liabilities
Current portion of long-term debt	—	2,738	2,738	—	2,662	2,662
Long-term debt, less current portion	145,934	249,936	395,870	141,844	249,240	391,084

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